Exhibit 99.1

CONTACT:

Bruce Zurlnick

Cara O’Brien/Melissa Myron

Senior Vice President and	Media Contact: Stephanie Sampiere
Chief Financial Officer	Financial Dynamics
Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES ANNOUNCES SENIOR NOTE OFFERING

BY FINLAY FINE JEWELRY

New York, NY, May 21, 2004 — Finlay Enterprises, Inc. (“Finlay Enterprises”)

(NASDAQ: FNLY) today announced its wholly-owned subsidiary, Finlay Fine Jewelry Corporation (“Finlay Jewelry”), has commenced an offer to sell $200 million of senior unsecured notes due 2012.  Finlay Jewelry will use the net proceeds of the offering, together with drawings from its revolving credit facility, to fund the purchase of the $150 million outstanding principal amount of its 8-3/8% Senior Notes due 2008 (the “Notes”) and the purchase by Finlay Enterprises of the $75 million outstanding principal amount of Finlay Enterprises’ 9% Senior Debentures due 2008 (the “Debentures”).  The Notes and Debentures are subject to previously announced cash tender offers that are currently scheduled to expire on June 4, 2004.   If any of the Notes or Debentures are not purchased in the tender offers, Finlay Jewelry and Finlay Enterprises currently intend to use the balance of the net proceeds of the offering to redeem the Notes and Debentures or for general corporate purposes.

The new senior unsecured notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act.  The notes will not be registered under the Securities Act, or the securities laws of any state, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This announcement is not an offer, or solicitation of an offer, to sell the new senior unsecured notes, nor is it an offer to purchase or a solicitation of an offer to purchase the Notes or Debentures.

Finlay Enterprises, Inc. through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of the first quarter of fiscal 2004 totaled 970.